Exhibit 10.7

SHEPHERD AVE CAPITAL ACQUISITION CORPORATION

PO Box 309, Ugland House

Grand Cayman KY1-1104, Cayman Islands

June 14, 2024

William Snyder

PO Box 309, Ugland House

Grand Cayman KY1-1104, Cayman Islands

Re:	Chairman and CEO Offer Letter

Dear Mr. Snyder,

Shepherd Ave Capital Acquisition Corporation, a Cayman Islands exempted company (the “Company”), is pleased to offer you a position as Chief Executive Officer and Chairman of its Board of Directors (the “Board”), in addition to your current position as a member of the Board. We believe your background and experience will be a significant asset to the Company and we look forward to your service as Chairman and Chief Executive Officer. Should you choose to accept the position as Chairman and Chief Executive Officer (each an “Office”), this letter agreement (the “Agreement”) shall constitute an agreement between you and the Company and contains all the terms and conditions relating to the services you agree to provide to the Company. Capitalized terms used but not defined herein shall have the meanings set forth in the Company’s Memorandum and Articles of Association (the “Memorandum and Articles”).

1. Term. Your term (the “Term”) as the Chairman and Chief Executive Officer shall be effective as of the date of this Agreement (the “Effective Date”) and shall end as of the earlier of the date: (i) either party terminates this Agreement pursuant to Section 5 hereof; (ii) the date that the Company’s Business Combination is consummated; (iii) the date the Company is wound up; or (iv) the date that you vacate or are removed or disqualified from your Offices as Chairman and Chief Executive Officer pursuant to the Memorandum and Articles.

2. Services. You shall render services and perform the duties as provided in the Memorandum and Articles (hereinafter your “Duties”). During the Term of this Agreement, you shall perform the Duties as necessary for the best interest of the Company, and attend and participate in such number of meetings of the Board as regularly or specially called. You may attend and participate at each such meeting via teleconference, video conference or in person. You shall consult with the other members of the Board as necessary via telephone, electronic mail or other forms of correspondence. You shall also comply with all Company policies as may exist and be in effect from time to time.

3. Compensation.

a. Cash Compensation. As compensation for your services to the Company as the Chairman, Chief Executive Officer and a member of the Board, during the Term, you will receive compensation as set forth on Schedule A attached hereto (hereinafter, the “Cash Compensation”) per month, subject to annual review and adjustment by the Board or any committee designated by the Board. The Cash Compensation shall be paid on no later than the 7th day of each month during the Term, and may be paid by one of the Company’s affiliates, including without limitation, the sponsor of the Company’s initial public offering, Shepherd Ave Capital Sponsor LLC (the “Sponsor”). For avoidance of doubt, in the event of any conflict of interest between the Company and the Sponsor, you shall act in the best interest of the Company (including, where applicable, to the detriment of the Sponsor), and such conduct shall not constitute a breach of this Agreement.

b. Business Expense. You shall be reimbursed for reasonable and approved expenses incurred by you in connection with the performance of your Duties during the Term, in accordance with the Company’s expense reimbursement and related party policies.

c. No Additional Compensations or Benefits. Absent a written agreement signed by the Company, you shall not be entitled to any remuneration of any kind, including without limitation, in cash or in any securities of the Company, other than that expressly set forth in this Agreement, for any work or services that you performs for, or information you provide to the Company during the Term. You acknowledge that you have not been promised, and are not entitled to, a position as an employee, contractor, or director, with the entity that results from any Business Combination into which the Company enters.

4. No Assignment. Because of the personal nature of the services to be rendered by you, this Agreement may not be assigned by you without the prior written consent of the Company.

5. Termination and Resignation.

a. Disability. This Agreement shall terminate if you have a disability, including any physical or mental impairment which, as reasonably determined by the Board, renders you unable to perform the essential functions of your positions at the Company, even with reasonable accommodation that does not impose an undue burden on the Company, for more than 30 days in any 12-month period, unless a longer period is required by applicable law, in which case that longer period shall apply.

b. Good Reason. You may terminate this Agreement hereunder for “Good Reason” upon the occurrence, without the written consent of the Company, of an event constituting a material breach of this Agreement by the Company that has not been fully cured within ten (10) business days after written notice thereof has been given by you to the Company setting forth in sufficient detail the conduct or activities you believe constitute grounds for Good Reason, including but not limited to:

i. the failure by the Company to pay to you any portion of the Cash Compensation, within five (5) business days of the date such compensation is due; or

ii. any material breach by the Company of this Agreement.

c. Notice of Termination. Termination under this Section of the Agreement shall be communicated by written notice of termination (“Notice of Termination”) from the terminating party to the other party. The notice of termination shall indicate the specific provision(s) of the Agreement relied upon in effecting the termination.

d. Compensation upon Termination.

i. Death. If this Agreement is terminated by reason of death, the Company shall have no further obligations under this Agreement.

ii. By Company without Cause or by You for Good Reason. If this Agreement is terminated by the Company other than for Cause (as defined below) or by you for Good Reason, the Company shall (x) continue to pay and otherwise provide to you, during any notice period, the Cash Compensation; and (y) pay to you any such amount as may be agreed between the Company and you.

iii. By Company for Cause or by You other than for Good Reason. If this Agreement is terminated by the Company for Cause or by you other than for Good Reason, the Company shall pay you the Cash Compensation at the rate in effect at the time Notice of Termination is given through the Date of Termination, and the Company shall have no additional obligations to you under this Agreement.

e. For the avoidance of doubt, the following conditions each shall constitute “Cause”:

i. Commission of any act of fraud or gross negligence by you during the Term that, in the case of gross negligence, has a material adverse effect on the business or financial condition of the Company and/or its subsidiaries and affiliated entities;

ii. Wilful material misrepresentation at any time by you to the Board;

iii. The wilful failure or refusal to comply with any of your material obligations hereunder or to comply with a reasonable and lawful instruction of the Board, which failure to comply with such instruction continues for a period of ten (10) days after your receipt of written notice from the Board identifying in reasonable detail the objectionable action or inaction; or

iv. Engagement by you in any misconduct or the commission by you of any act that is materially injurious or detrimental to the substantial interest of the Company and/or its subsidiaries and affiliated entities, as determined by the Board.

6. Governing Law. All questions with respect to the construction and/or enforcement of this Agreement, and the rights and obligations of the parties hereunder, shall be determined in accordance with the law of the Cayman Islands.

7. Dispute Resolution. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association in accordance with its arbitration rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

8. Entire Agreement; Amendment; Waiver; Counterparts. This Agreement expresses the entire understanding with respect to the subject matter hereof and supersedes and terminates any prior oral or written agreements with respect to the subject matter hereof. Any term of this Agreement may be amended and observance of any term of this Agreement may be waived only with the written consent of the parties hereto. Waiver of any term or condition of this Agreement by any party shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or waiver of any other term or condition of this Agreement. The failure of any party at any time to require performance by any other party of any provision of this Agreement shall not affect the right of any such party to require future performance of such provision or any other provision of this Agreement. This Agreement may be executed in separate counterparts each of which will be an original and all of which taken together will constitute one and the same agreement, and may be executed using facsimiles of signatures, and a facsimile of a signature shall be deemed to be the same, and equally enforceable, as an original of such signature.

9. Indemnification. The indemnifications of your services as the Chairman, Chief Executive Officer and/or as a member of the Board during the Term under this Agreement shall be set forth in a separate agreement to be agreed upon by the parties.

10. Acknowledgement. You accept this Agreement subject to all the terms and provisions of this Agreement. You agree to accept as binding, conclusive, and final all decisions or interpretations of the Board of the Company of any questions arising under this Agreement.

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The Agreement has been executed and delivered by the undersigned and is made effective as of the date set first set forth above.

Sincerely,

SHEPHERD AVE CAPITAL ACQUISITION CORPORATION

By:	/s/ Jia Peng
Name:	Jia Peng
Title:	Director

AGREED AND ACCEPTED as of the date set first set forth above:

By:	/s/ William Snyder
Name:	William Snyder

Schedule A

Cash Compensation

During your Term as Chairman, Chief Executive Officer and a member of Board of Directors of the Company, you will receive annual cash compensation in the amount of USD$7,500, payable each month.